Tanger Factory Outlet Centers, Inc.<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

News Release

For Release:  IMMEDIATE RELEASE
Contact:       Frank C. Marchisello, Jr.
          (336) 834-6834

TANGER REPORTS FIRST QUARTER 2006 RESULTS
30.0% Increase in Total FFO, 18.6% Increase in FFO Per Share

Greensboro, NC, April 25, 2006, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, for the three months ended March 31, 2006 was $18.9 million, or $0.51 per share, as compared to FFO of $14.5 million, or $0.43 per share, for the three months ended March 31, 2005, representing a 30.0% increase in total FFO and an 18.6% per share increase.  During the first quarter of 2006, Tanger recognized a net gain on the sale of real estate of $13.8 million associated with the sale of the company’s outlet centers located in Pigeon Forge, Tennessee and North Branch, Minnesota.  As a result, the company reported net income available to common shareholders for the first quarter of 2006 of $13.6 million, or $0.44 per share, as compared to a net loss of $2.9 million, or $0.11 per share for the first quarter of 2005.

Net income and FFO per share amounts above are on a diluted basis.  FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

First Quarter Highlights
·                     Sold two non-core outlet centers, receiving net proceeds of $20.2 million
·                     Increased the quarterly common share dividend 5.4% from $0.3225 to $0.34 per share, $1.36 per share annualized, representing the 13th consecutive year of increased dividends
·                     280 leases signed, totaling 1,163,085 square feet with respect to re-tenanting and renewal activity, including 53.4% of the square footage scheduled to expire during 2006
·                     11.7% increase in straight-line average base rental rates on leases renewed during the quarter
·                     21.2% increase in straight-line average base rental rates on released space during the quarter
·                     95% period-end portfolio occupancy rate
·                     $329 per square foot in reported same-space tenant sales for the rolling twelve months ended March 31, 2006 up 4.3% compared to the twelve months ended March 31, 2005
·                     32.5% debt-to-total market capitalization ratio, 2.93 times interest coverage ratio

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “During the first quarter, we began to see the accretion generated by our acquisition of the remaining two-thirds interest in the Charter Oak portfolio of nine outlet centers which occurred on November 23, 2005.  Our earnings also reflect our continued ability to drive rental rates throughout our portfolio of properties.”

Portfolio Operating Results

During the first quarter of 2006, Tanger executed 280 leases, totaling 1,163,085 square feet.  Lease renewals during the first quarter accounted for 942,601 square feet, generated an 11.7% increase in straight-line average base rental rates and represented 53.4% of the approximately 1,760,000 square feet originally scheduled to expire during 2006.  Straight-line average base rental increases on re-tenanted space during the first quarter averaged 21.2% and accounted for the remaining 220,484 square feet.  Same center net operating income increased 4.2% for the first quarter of 2006 compared to the same period in 2005.

Despite a shift in the Easter holiday from March 2005 to April 2006, same-space sales for the first quarter of 2006 increased by 3.4%, as compared to the same period in 2005, while reported same-space sales per square foot for the rolling twelve months ended March 31, 2006 increased 4.3% to $329 per square foot.  Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods.  Reported same-store sales for the three months ended March 31, 2006 increased 0.7% compared to the same period in 2005.  Same-store sales is defined as sales for tenants whose stores have been open from January 1, 2005 through the duration of the comparison period.

Investment Activities

The company’s minimum internal 50% pre-leasing requirement has been met on its Charleston, South Carolina project and the Wisconsin Dells, Wisconsin project.  Both projects are under construction and the company expects stores to begin opening in the third quarter of 2006.  Tanger continues the pre-development and leasing of two additional previously announced sites located in Pittsburgh, Pennsylvania and Deer Park, New York.  Both of these projects are expected to be delivered in the fourth quarter of 2007.

Financing Activities and Balance Sheet Summary

During the first quarter of 2006, Tanger sold two non-core properties located in Pigeon Forge, Tennessee and North Branch, Minnesota.  Net proceeds from the sales were approximately $20.2 million which were used to reduce amounts outstanding on the company’s unsecured lines of credit.

On February 16, 2006 the company sold an additional 800,000 7 ½% Class C Preferred Shares, receiving net proceeds of approximately $19.5 million which were also used to reduce amounts outstanding on the company’s unsecured lines of credit.

As of March 31, 2006, Tanger had a total market capitalization of approximately $2.0 billion, an increase of 61.9% since a year ago, with $649.4 million of debt outstanding, equating to a 32.5% debt-to-total market capitalization ratio.  As of March 31, 2006, $548.8 million, or 84.5% of Tanger’s total debt, was at fixed interest rates and the company had $47.1 million outstanding with $102.9 million available on its unsecured lines of credit.  During the first quarter of 2006, Tanger continued to maintain a strong interest coverage ratio of 2.93 times.

On April 13, 2006, Tanger announced that its Board of Directors approved a 5.4% increase in the annual dividend on its common shares from $1.29 per share to $1.36 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $0.34 per share for the first quarter ended March 31, 2006. A cash dividend of $0.34 per share will be payable on May 15, 2006 to holders of record on April 28, 2006.  Tanger has increased its dividend each year since becoming a public company in May of 1993.

2006 FFO Per Share Guidance

Based on current market conditions and the strength and stability of its core portfolio, Tanger is maintaining its previously announced earnings guidance for 2006.  The company currently believes its net income for 2006, excluding gains or losses on the sale of real estate, will be between $0.74 and $0.78 per share and its FFO for 2006 will be between $2.18 and $2.22 per share.  The company’s earnings estimates do not include the impact of any potential gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties.  The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income available to common shareholders per share:

For the twelve months ended December 31, 2006:
                                                                                                Low Range                   High Range
Estimated diluted net income per share, excluding
            gain/loss on the sale of real estate                                      $  0.74                          $ 0.78
Minority interest, depreciation and amortization uniquely
            significant to real estate including minority interest
            share and our share of joint ventures                                    (1.44)                            (1.44)
Estimated diluted FFO per share                                                    $ 2.18                            $ 2.22

First Quarter Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Wednesday, April 26, 2006, at 10:00 A.M. eastern time.  To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers First Quarter Financial Results call.  Alternatively, the call will be web cast by CCBN and can be accessed at the “Tanger News” section of Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com.

A telephone replay of the call will be available from April 26, 2006 starting at 12:00 P.M. Eastern Time through May 5, 2006, by dialing 1-800-642-1687 (conference ID # 7520274).  Additionally, an online archive of the broadcast will also be available through May 5, 2006.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns 29 centers in 21 states coast to coast, totaling approximately 8.0 million square feet of gross leasable area.  Tanger also manages for a fee and owns a 50% interest in one center containing approximately 402,000 square feet and manages for a fee three centers totaling approximately 293,000 square feet.  Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2006. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
	(unaudited )	(unaudited )
Revenues
Base rentals (a)	$32,965	$31,216
Percentage rentals	1,158	880
Expense reimbursements	12,720	13,939
Other income (b)	1,355	930
Total revenues	48,198	46,965
Expenses
Property operating	14,765	15,700
General and administrative	4,081	3,043
Depreciation and amortization	15,950	12,753
Total expenses	34,796	31,496
Operating income	13,402	15,469
Interest expense	10,034	8,228
Income before equity in earnings of unconsolidated
joint ventures, minority interests, discontinued operations
and loss on sale of real estate	3,368	7,241
Equity in earnings of unconsolidated joint ventures (c)	147	191
Minority interests:
Consolidated joint venture	---	(6,624)
Operating partnership	(381)	(146)
Income from continuing operations	3,134	662
Discontinued operations, net of minority interests (d)	11,713	252
Income before loss on sale of real estate	14,847	914
Loss on sale of real estate excluded from discontinued operations,
net of minority interest	---	(3,843)
Net income (loss)	14,847	(2,929)
Preferred share dividends	(1,215)	---
Net income (loss) available to common shareholders	$13,632	$(2,929)

Basic earnings per common share:
Income (loss) from continuing operations	$.06	$(.12)
Net income (loss)	.45	(.11)

Diluted earnings per common share:
Income (loss) from continuing operations	$.06	$(.12)
Net income (loss)	.44	(.11)

Summary of discontinued operations (d)
Operating income from discontinued operations	$208	$308
Gain on sale of real estate	13,833	---
Income from discontinued operations	14,041	308
Minority interest in discontinued operations	(2,328)	(56)
Discontinued operations, net of minority interest	$11,713	$252

(a)     Includes straight-line rent and market rent adjustments of $914 and $158 for the three months ended March 31, 2006 and 2005, respectively.
(b)     Includes gains on sale of outparcels of land of $110 for the three months ended March 31, 2006.
(c)     Includes Myrtle Beach, South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture.
(d)     In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets”, the results of operations for properties disposed of during the quarter or classified as held for sale as of the end of the quarter in which we have no significant continuing involvement have been reported above as discontinued operations for the periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31,	December 31,
	2006	2005
	(unaudited)	(unaudited)
ASSETS:
Rental property
Land	$119,969	$120,715
Building, improvement and fixtures	1,005,300	1,004,545
Construction in progress	32,459	27,606
	1,157,728	1,152,866
Accumulated depreciation	(257,256)	(253,765)
Rental property, net	900,472	899,101
Cash and cash equivalents	2,153	2,930
Assets held for sale	---	2,637
Investments in unconsolidated joint ventures	14,960	13,020
Deferred charges, net	59,497	64,555
Other assets	38,148	18,362
Total assets	$1,015,230	$1,000,605

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $885 and $901, respectively)	$349,115	$349,099
Mortgages payable (including a debt premium
of $5,203 and $5,771, respectively)	199,662	201,233
Unsecured note	53,500	53,500
Unsecured lines of credit	47,100	59,775
Total debt	649,377	663,607
Construction trade payables	14,247	13,464
Accounts payable and accrued expenses	21,434	23,954
Total liabilities	685,058	701,025

Commitments
Minority interest in operating partnership	54,124	49,366

Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share,
8,000,000 shares authorized, 3,000,000 and 2,200,000 shares issued and outstanding at March 31, 2006 and December 31, 2005,
respectively	75,000	55,000
Common shares, $.01 par value, 50,000,000 shares authorized,
30,941,516 and 30,748,716 shares issued and outstanding at
March 31, 2006 and December 31, 2005, respectively	309	307
Paid in capital	330,545	338,688
Distributions in excess of net income	(136,853)	(140,738)
Deferred compensation	---	(5,501)
Accumulated other comprehensive income	7,047	2,458
Total shareholders’ equity	276,048	250,214
Total liabilities, minority interest, and shareholders’ equity	$1,015,230	$1,000,605

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)

		Three Months Ended
		March 31,
	2006	2005

FUNDS FROM OPERATIONS (a)
Net income (loss)	$14,847	$(2,929)
Adjusted for:
Minority interest in operating partnership	381	146
Minority interest adjustment – consolidated joint venture	---	169
Minority interest, depreciation and amortization
attributable to discontinued operations	2,444	233
Depreciation and amortization uniquely significant to
real estate – consolidated	15,885	12,699
Depreciation and amortization uniquely significant to
real estate – unconsolidated joint ventures	379	369
(Gain) loss on sale of real estate	(13,833)	3,843
Funds from operations (FFO)	20,103	14,530
Preferred share dividends	(1,215)	---
Funds from operations available to common shareholders	18,888	$14,530
Funds from operations available to common shareholders
per share – diluted	$.51	$.43

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	30,531	27,304
Effect of outstanding share and unit options	246	180
Effect of unvested restricted share awards	84	32
Diluted weighted average common shares
(for earnings per share computations)	30,861	27,516
Convertible operating partnership units (b)	6,067	6,067
Diluted weighted average common shares
(for funds from operations per share computations)	36,928	33,583

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,030	4,925
Partially owned - consolidated (c)	---	3,271
Partially owned – unconsolidated	402	402
Managed	293	65

Outlet centers in operation -
Wholly owned	29	22
Partially owned - consolidated (c)	---	9
Partially owned – unconsolidated	1	1
Managed	3	1

States operated in at end of period (c) (d)	21	22
Occupancy at end of period (c) (d)	95%	95%

(a)     FFO is a non-GAAP financial measure.  The most directly comparable GAAP measure is net income (loss), to which it is reconciled.  We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report.  FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance.  FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies.  FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity.  FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b)     The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c)     Includes the Charter Oak portfolio which we originally acquired through a joint venture in 2003.  At that time we had a 33.3% ownership interest in the joint venture.  In November 2005, we acquired the remaining 66.7% interest in the joint venture, thus making the portfolio wholly-owned from that date forward.  However, these properties have been consolidated for financial reporting under the accounting guidance of FIN 46R since the initial formation of the joint venture in December 2003.

(d)     Excludes Myrtle Beach, South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture and three centers for which we only have management responsibilities.